UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2005

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

One Williams Center, Tulsa, Oklahoma	74172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 918/573-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 23, 2005, The Williams Companies, Inc. (“Williams”) announced plans to accelerate its pace of natural gas development both through deployment of additional rigs and also as a result of the drilling and operational efficiencies of new drilling rigs.

Williams also announced that it is increasing its planned capital spending in Exploration & Production by approximately $430 million over the three years from 2005 to 2007, with $400 million of the increase divided equally between 2006 and 2007. Williams plans to fund the accelerated drilling program with currently available excess cash balances and future free cash flows.

Williams continues to expect it will drill approximately 300 wells in the Piceance Basin this year. The first appreciable increase in drilling activity from the new rigs is planned for 2006 when Williams expects to drill up to 450 wells in the Piceance, increased from its previous plan for approximately 325 wells there. In 2007, Williams now plans to drill up to 500 wells in the Piceance, increased from its previous plan for an estimated 350 wells there.

As a result of the accelerated development plans, Williams increased its guidance for projected segment profit from its exploration and production business by $30 million in 2006 and $50 million in 2007.

A copy of the press release announcing the same is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein.

The press release is being furnished pursuant to Item 8.01, Other Events. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(a)     None

(b)     None

(c)     Exhibits

Exhibit 99.1	Copy of press release dated March 23, 2005, publicly reporting the matters discussed herein, furnished pursuant to Item 8.01.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Williams has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.
Date: March 25, 2005	/s/ Brian K. Shore
	Name:	Brian K. Shore
	Title:	Secretary

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

Exhibit 99.1	Copy of Williams’ press release dated March 23, 2005.

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